Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CNO FINANCIAL GROUP, INC.

CNO Financial Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.The original name of the Corporation was Conseco, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 25, 2003.

2.The Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE ONE

    The name of the Corporation is CNO Financial Group, Inc.

ARTICLE TWO

    The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, DE 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

Section 1.Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 8,265,000,000 shares, consisting of:

(a)265,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); and

(b)8,000,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Section 2.Preferred Stock. The Preferred Stock may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.

    On November 10, 2023, the Board of Directors of the Corporation designated a series of Preferred Stock, the Series F Junior Participating Preferred Stock, with the number, powers, preferences, rights, qualifications, limitations and restrictions as set forth in Exhibit A hereto and incorporated by reference herein.

Section 3.Common Stock.

(a)Dividends. Except as otherwise provided by the Delaware General Corporation Law or this Amended and Restated Certificate of Incorporation (the “Certificate”), the holders of Common Stock, subject to the rights of holders of any series of Preferred Stock, shall share ratably in all dividends as may from time to time be declared by the Board of Directors in respect of the Common Stock out of funds legally available for the payment thereof and payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise after payment of liabilities and liquidation preference on any outstanding Preferred Stock.

(b)Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

(c)Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or this Certificate and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

Section 4.Limitations on Voting Rights.

    Notwithstanding the voting rights granted to holders of Common Stock and Preferred Stock (collectively, the “Stock”) elsewhere in this Certificate or in any certificate of designations with respect to Preferred Stock, the voting rights of any Stock held by any holder as of the effective date of the Reorganizing Debtors’ Joint Plan of Reorganization pursuant to Chapter 11 of the United States Bankruptcy Code, dated March 18, 2003, as amended from time to time shall be automatically reduced, with respect to any particular stockholder vote or action by written consent, to the extent, if any, required to avoid a presumption of control arising from the beneficial ownership of voting securities under the insurance statutes or regulations applicable to any direct or indirect insurance company subsidiary of the Corporation, provided that no such reduction shall (without such holder’s written consent) reduce such voting rights (i) by more than the minimum amount required to reduce such voting rights to less than 10% of the aggregate voting rights of all Stock entitled to vote or consent with respect to such vote or action, or (ii) to the extent that such holder’s acquisition of control or deemed acquisition of control of the direct and indirect insurance company subsidiaries of the Corporation has been approved under, or is exempt from the approval requirements of, all insurance statutes and regulations applicable to the direct and indirect insurance company subsidiaries of the Corporation.

ARTICLE FIVE

    The Corporation is to have perpetual existence.

ARTICLE SIX

    Except as otherwise provided in this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock), Directors shall be elected in accordance with the procedures and requirements prescribed by the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE SEVEN

    Subject to any rights of the holders of any series of Preferred Stock pursuant to a duly authorized certificate of designation to elect additional Directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall initially be established at seven and, thereafter, shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of Directors then in office.

ARTICLE EIGHT

    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE NINE

Section 1.Limitation of Liability.

(a)To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the Corporation’s Bylaws, no Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b)Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Section 2.Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a Director, officer or employee of the Corporation or a wholly owned subsidiary of the Corporation or, while a Director, officer or employee of the Corporation or a wholly owned subsidiary of the Corporation, is or was serving at the request of the Corporation or a wholly owned subsidiary of the Corporation as a Director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan (an “indemnitee”) shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, employee, partner, member, trustee, fiduciary or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 of this ARTICLE NINE shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a Director or officer shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

ARTICLE TEN

Section 1.Classification of Directors. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the next succeeding annual meeting and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.

Section 2.Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to remove directors (with or without cause) and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock), (i) prior to the second annual meeting of stockholders, no Director may be removed from office without cause and without the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of Directors voting together as a single class and (ii) thereafter, a Director may be removed with or without cause with the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of Directors voting together as a single class; provided, however, that if the holders of any class or series of capital stock are entitled by the provisions of any duly authorized certificate of designation to elect one or more Directors, such Director or Directors so elected may be removed with or without cause by the vote of the holders of a majority of the outstanding shares of that class or series entitled to vote.

Section 3.Vacancies. Subject to the rights of the holders of any series of Preferred Stock to remove Directors and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock), vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors or by the stockholders. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

ARTICLE ELEVEN

    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE TWELVE

    The stockholders of the Corporation may take any action by written consent in lieu of a meeting. Subject to the rights of the holders of any series of Preferred Stock as specified in any duly authorized certificate of designation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, by the chairman of the Board of Directors or the chief executive officer of the Corporation, or by the secretary of the Corporation upon request in writing of the stockholder or stockholders holding of record at least 25% of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote at such meeting.

ARTICLE THIRTEEN

    The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE FOURTEEN

    The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Certificate with the Secretary of State of the State of Delaware; provided, however, that this ARTICLE FOURTEEN: (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code; (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (c) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE FIFTEEN

Section 1.Definitions. As used in this ARTICLE FIFTEEN, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation Sections 1.382-2T, 1.382-3 and 1.382-4 shall include any successor provisions):

    “4.99% Stockholder” means any Person with a Percentage Stock Ownership of 4.99% or more.

    “4.99% Transaction” means any Transfer described in clause (x) or (y) of Section 2 of this ARTICLE FIFTEEN.

    “Affiliate” and “Associate” mean, with respect to any Person, any other Person whose common stock would be deemed to be (i) constructively owned by such first Person, or (ii) otherwise aggregated with the shares owned by such first Person (other than aggregation solely by reason of such shares being part of the same “public group” as defined under Treasury

Regulation Section 1.382-2T(f)(13), in each case pursuant to the provisions of Section 382 of the Code, or any successor or replacement provision, and the Treasury Regulations promulgated thereunder.

    “Agent” has the meaning set forth in Section 5(a) of this ARTICLE FIFTEEN.

    A Person shall be deemed the “beneficial owner” of, shall be deemed to have “beneficial ownership” of and shall be deemed to “beneficially own” any securities which such Person: (i) directly owns, or (ii) would be deemed to own constructively pursuant to Section 382 of the Code and the Treasury Regulations promulgated thereunder (including as a result of the deemed exercise of an “option” pursuant to Treasury Regulation Section 1.382-4(d) and including, without duplication, Stock, as applicable, owned by any Affiliate or Associate of such Person); provided, that, a Person shall not be treated as “beneficially owning” Stock pursuant to clause (i) above to the extent that such Person is acting solely in a fiduciary capacity in respect of such Stock and does not have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Stock.

    “Board of Directors” means the board of directors of the Corporation.

    “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any comparable successor statute, and the Treasury Regulations issued thereunder.

    “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

    “Corporation Security” or “Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation and (iv) any Stock.

    “Effective Date” means the later of (i) July 31, 2025 or (ii) the date of filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

    “Excess Securities” has the meaning given such term in Section 4 of this ARTICLE FIFTEEN.

    “Expiration Date” means the earlier of (i) July 31, 2028, (ii) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this ARTICLE FIFTEEN is no longer necessary for the preservation of Tax Benefits, (iii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward or (iv) such date as the Board of Directors shall fix in accordance with Section 12 of this ARTICLE FIFTEEN.

    “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation Sections 1.382-2T(g), (h), (j) and (k) and 1.382-4 or any successor provision.

    “Person” means any individual, firm, corporation, business trust, joint stock company, partnership, trust association, limited liability company, limited partnership, or other entity, or any group of Persons making a “coordinated acquisition” of Stock or otherwise treated as an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i), and shall include any successor (by merger or otherwise) of any such entity; provided, however, that a Person shall not mean a Public Group.

    “Preferred Stock” means the preferred stock, par value $0.01 per share, of the Corporation.

    “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

    “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this ARTICLE FIFTEEN.

    “Public Group” has the meaning set forth in Treasury Regulation Section 1.382-2T(f)(13).

    “Purported Transferee” has the meaning set forth in Section 4 of this ARTICLE FIFTEEN.

    “Securities” and “Security” each has the meaning set forth in Section 7 of this ARTICLE FIFTEEN.

    “Stock” means any interest that would be treated as “stock” of the Corporation for purposes of Section 382 of the Code (including pursuant to Treasury Regulation Section 1.382-2T(f)(18)).

    “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code.

    “Subsidiary” or “Subsidiaries” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other Persons performing similar functions are beneficially owned, directly or indirectly, by such Person, and any corporation or other entity that is otherwise controlled by such Person.

    “Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any of its Subsidiaries, within the meaning of Section 382 of the Code.

    “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation Sections 1.382-2T(h)(4)(v) and 1.382-4). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

    “Transferee” means any Person to whom Corporation Securities are Transferred.

    “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

Section 2.Transfer and Ownership Restrictions.

(a)In order to preserve the Tax Benefits, from and after the Effective Date of this ARTICLE FIFTEEN, any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio (x) if the transferor is a 4.99% Stockholder or (y) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons would become a 4.99% Stockholder or (ii) the Percentage Stock Ownership in the Corporation of any 4.99% Stockholder would be increased. The prior sentence is not intended to prevent Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in Corporation Securities entered into through the facilities of a national securities exchange or any national securities quotation system; provided that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer subject to all of the provisions and limitations set forth in this ARTICLE FIFTEEN.

(b)The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this ARTICLE FIFTEEN, including, without limitation, authorizing such transfer agent to require an affidavit from a proposed Transferee regarding such Person’s actual and constructive ownership of Stock and other evidence that a Transfer will not be prohibited by this ARTICLE FIFTEEN as a condition to registering any Transfer.

Section 3.Waiver of Transfer and Ownership Restrictions. The restrictions set forth in Section 2(a) of this ARTICLE FIFTEEN shall not apply to a Transfer that is a 4.99% Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this ARTICLE FIFTEEN through duly authorized officers or agents of the Corporation. Nothing in this Section 3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 4.Excess Securities. No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 5 of this ARTICLE FIFTEEN or until an approval is obtained under Section 3 of this ARTICLE FIFTEEN. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 4 or Section 5 of this ARTICLE FIFTEEN shall also be a Prohibited Transfer. For the avoidance doubt, all of the Corporation Securities which are the subject of a Prohibited Transfer shall constitute Excess Securities.

Section 5.Transfer to Agent.

(a)If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer, then, upon written demand by the Corporation sent within thirty (30) days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale or sales within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities, would otherwise adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws.

(b)If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6 of this ARTICLE FIFTEEN if the Agent rather than the Purported Transferee had resold the Excess Securities.

Section 6.Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

Section 7.Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a 4.99% Stockholder to violate a restriction on Transfers provided for in this ARTICLE FIFTEEN, the application of Section 5 and Section 6 of this ARTICLE FIFTEEN shall be modified as described in this Section 7. In such case, no such 4.99% Stockholder shall be required to dispose of any interest that is not a Security, but such 4.99% Stockholder and/or any Person whose ownership of Securities is attributed to such 4.99% Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.99% Stockholder, following such disposition, not to be in violation of this ARTICLE FIFTEEN. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5 and 6 of this ARTICLE FIFTEEN, except that the maximum aggregate amount payable either to such 4.99% Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such 4.99% Stockholder or such other Person. The purpose of this Section 7 is to extend the restrictions in Sections 2 and 5 of this ARTICLE FIFTEEN to situations in which there is a 4.99% Transaction without a direct Transfer of Securities, and this Section 7, along with the other provisions of this ARTICLE FIFTEEN, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

Section 8.Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 5 of this ARTICLE FIFTEEN (whether or not made within the time specified in Section 5 of this ARTICLE FIFTEEN), then the Corporation may take all such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this ARTICLE FIFTEEN being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 5 of this ARTICLE FIFTEEN to constitute a waiver or loss of any right of the Corporation under this ARTICLE FIFTEEN. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this ARTICLE FIFTEEN.

Section 9.Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this ARTICLE FIFTEEN who knowingly violates the provisions of this ARTICLE FIFTEEN and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

Section 10.Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this ARTICLE FIFTEEN or the status of the Tax Benefits of the Corporation.

Section 11.Legends. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this ARTICLE FIFTEEN bear the following legend:

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (THE “AMENDED AND RESTATED CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION) OF STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A 4.99% STOCKHOLDER (AS DEFINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER THE EXCESS SECURITIES (AS DEFINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CAUSE THE 4.99% STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICE.

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section 3 of this ARTICLE FIFTEEN also bear a conspicuous legend referencing the applicable restrictions.

Section 12.Authority of Board of Directors.

(a)The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this ARTICLE FIFTEEN, including, without limitation, determining (i) the identification of 4.99% Stockholders, (ii) whether a Transfer is a 4.99% Transaction or a Prohibited Transfer, (iii) whether it shall grant a waiver in accordance with Section 3 of this ARTICLE FIFTEEN, (iv) the Percentage Stock Ownership in the Corporation of any 4.99% Stockholder, (v) whether an instrument constitutes a Corporation Security, (vi) the amount (or fair market value) due to a Purported Transferee pursuant to Section 6 of this ARTICLE FIFTEEN, and (vii) any other matters which the Board of Directors deems relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this ARTICLE FIFTEEN. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this ARTICLE FIFTEEN for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this ARTICLE FIFTEEN.

(b)Nothing contained in this ARTICLE FIFTEEN shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits; provided that the Board of Directors shall not extend the Expiration Date. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate the Expiration Date, (ii) modify the percentage Stock Ownership interest in the Corporation or the Persons or groups covered by this ARTICLE FIFTEEN, (iii) modify the definitions of any terms set forth in this ARTICLE FIFTEEN or (iv) modify the terms of this ARTICLE FIFTEEN as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(c)In the case of an ambiguity in the application of any of the provisions of this ARTICLE FIFTEEN, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this ARTICLE FIFTEEN requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this ARTICLE FIFTEEN. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this ARTICLE FIFTEEN. The Board of Directors may delegate all or any portion of its duties and powers under this ARTICLE FIFTEEN to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this ARTICLE FIFTEEN through duly authorized officers or agents of the Corporation. Nothing in this ARTICLE FIFTEEN shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 13.Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this ARTICLE FIFTEEN, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

Section 14.Benefits of This ARTICLE FIFTEEN. Nothing in this ARTICLE FIFTEEN shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this ARTICLE FIFTEEN. This ARTICLE FIFTEEN shall be for the sole and exclusive benefit of the Corporation and the Agent.

Section 15.Severability. The purpose of this ARTICLE FIFTEEN is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this ARTICLE FIFTEEN or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ARTICLE FIFTEEN.

Section 16.Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this ARTICLE FIFTEEN, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer and is dated this 31st day of July 2025.

By:	/s/ Joel T. Koehneman
Name:	Joel T. Koehneman
Title:	Senior Vice President and Chief Accounting Officer

EXHIBIT A

CERTIFICATE OF DESIGNATIONS
OF
SERIES F JUNIOR PARTICIPATING PREFERRED STOCK
OF
CNO FINANCIAL GROUP, INC.

(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

    CNO Financial Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company (hereinafter being referred to as the “Board of Directors” or the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware on November 10, 2023:

    RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation, (hereinafter being referred to as the “Certificate of Incorporation”), the Board of Directors hereby creates a series of preferred stock, par value $0.01 per share, of the Company, to be designated the “Series F Junior Participating Preferred Stock” and hereby adopts the resolution establishing the designations, number of shares, preferences, voting powers and other rights, and the restrictions and limitations thereof, of the shares of such series as set forth below:

Section 1.Designation and Amount. The shares of such series shall be designated as “Series F Junior Participating Preferred Stock” (the “Series F Preferred Stock”) and the number of shares constituting the Series F Preferred Stock shall be 2,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series F Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series F Preferred Stock.

Section 2.Dividends and Distributions.

(A)Subject to the rights of the holders of any shares of any series of Preferred Stock of the Company (the “Preferred Stock”) (or any similar stock) ranking prior and superior to the Series F Preferred Stock with respect to dividends, the holders of shares of Series F Preferred Stock, in preference to the holders of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) and of any other stock of the Company ranking junior to the Series F Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series F Preferred Stock (the “Issue Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series F Preferred Stock. In the event the Company shall at any time after the Issue Date declare and pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series F Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)The Company shall declare a dividend or distribution on the Series F Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1 per share on the Series F Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.

(C)Dividends shall begin to accrue and be cumulative, whether or not declared, on outstanding shares of Series F Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series F Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series F Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series F Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

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Section 3.Voting Rights. The holders of shares of Series F Preferred Stock shall have the following voting rights:

(A)Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Certificate of Incorporation or required by law, each share of Series F Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters upon which the holders of the Common Stock of the Company are entitled to vote. In the event the Company shall at any time after the Issue Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series F Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)Except as otherwise provided herein, in the Certificate of Incorporation or in any other certificate of designations creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series F Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(C)Except as set forth herein, or as otherwise provided by law, holders of Series F Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(D)If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series F Preferred Stock are in default, the number of directors constituting the Board of Directors of the Company shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Company, the holders of record of the Series F Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series F Preferred Stock have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Company, the holders of any Series F Preferred Stock being entitled to cast a number of votes per share of Series F Preferred Stock as is specified in paragraph (A) of this Section 3. Each such additional director shall serve until the next annual meeting of stockholders for the election of directors, or until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of this Section 3(D). Until the default in payments of all dividends which permitted the election of said directors shall
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cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(D) may be removed at anytime, without cause, only by the affirmative vote of the holders of the shares of Series F Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series F Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(D) shall be in addition to any other voting rights granted to the holders of the Series F Preferred Stock in this Section 3.

Section 4.Certain Restrictions.

(A)Whenever quarterly dividends or other dividends or distributions payable on the Series F Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series F Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i)declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series F Preferred Stock;

(ii)declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series F Preferred Stock, except dividends paid ratably on the Series F Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series F Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series F Preferred Stock or rights, warrants or options to acquire such junior stock; or

(iv)redeem or purchase or otherwise acquire for consideration any shares of Series F Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series F Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend
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rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.Reacquired Shares. Any shares of Series F Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

Section 6.Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (A) to the holders of the Common Stock or of shares of any other stock of the Company ranking junior, upon liquidation, dissolution or winding up, to the Series F Preferred Stock unless, prior thereto, the holders of shares of Series F Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series F Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series F Preferred Stock, except distributions made ratably on the Series F Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event, however, that there are not sufficient assets available to permit payment in full of the Series F liquidation preference and the liquidation preferences of all other classes and series of stock of the Company, if any, that rank on a parity with the Series F Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series F Preferred Stock and the holders of such parity shares in the proportion to their respective liquidation preferences. In the event the Company shall at any time after the Issue Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series F Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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    Neither the merger or consolidation of the Company into or with another entity nor the merger or consolidation of any other entity into or with the Company (nor the sale of all or substantially all of the assets of the Company) shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.

Section 7.Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series F Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or converted. In the event the Company shall at any time after the Issue Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series F Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.No Redemption. The shares of Series F Preferred Stock shall not be redeemable from any holder.

Section 9.Rank. The Series F Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, junior to all other series of Preferred Stock and senior to the Common Stock.

Section 10.Amendment. If any proposed amendment to the Certificate of Incorporation (including this Certificate of Designations) would alter, change or repeal any of the preferences, powers or special rights given to the Series F Preferred Stock so as to affect the Series F Preferred Stock adversely, then the holders of the Series F Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series F Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the General Corporation Law of the State of Delaware.

Section 11.Fractional Shares. Series F Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series F Preferred Stock.

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